Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              New Commerce BanCorp
                    ----------------------------------------
                (Name of Registrant as Specified in Its Charter)

             -------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:


         (2)  Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:


         (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:


         (2)  Form, Schedule or Registration Statement No.:


         (3)  Filing Party:


         (4)  Date Filed:

                              NEW COMMERCE BANCORP
                             501 New Commerce Court
                           Greenville, South Carolina


                    Notice of Annual Meeting of Shareholders



Dear Fellow Shareholder:

         We cordially invite you to attend the 2002 Annual Meeting of Shareholders of New Commerce BanCorp, the holding company for New Commerce Bank. At the meeting, we will report on our operating and financial results for 2001 and will answer your questions and discuss our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on April 24, 2002 at 4:00 p.m. at the New Commerce Bank Board Room, 501 New Commerce Court, Greenville, South Carolina for the following purposes:

         1.  To elect four members to our board of directors; and

         2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on March 11, 2002 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                                          By order of the board of directors,

                                          /s/  Frank W. Wingate

                                          Frank W. Wingate
                                          President and Chief Executive Officer
Greenville, South Carolina
March 20, 2002

                              NEW COMMERCE BANCORP
                             501 New Commerce Court
                           Greenville, South Carolina

                      Proxy Statement For Annual Meeting of
                    Shareholders to be Held on April 24, 2002


         Our board of directors is soliciting proxies for the 2002 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               Voting Information

         The Board set March 11, 2002 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,000,000 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

         When you sign the proxy card, you appoint Frank W. Wingate and Dennis
O. Raines as your representatives at the meeting. Mr. Wingate and Mr. Raines will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Wingate and Mr. Raines will vote your proxy for the election to the board of directors of all nominees listed below under "Election of Directors." We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Wingate and Mr. Raines will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

         Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 20, 2002.

                      Proposal No. 1: Election of Directors

         The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors expire at the 2003 Annual Shareholders Meeting. The terms of the Class II directors will expire at the 2004 Annual Shareholders Meeting. Our directors and their classes are:

           Class I                 Class II               Class III
           -------                 --------               ---------

  Marshall J. Collins, Jr.     Ralph S. Crawley       Richard W. Bailey
       Tommy D. Greer          Bobby L. Johnson       Timothy A. Brett
                               Robert T. Kellett      G. Mitchell Gault
                               Dennis O. Raines       Frank W. Wingate

         Shareholders will elect four nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2005 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

         The board of directors recommends that you elect Richard W. Bailey, Timothy A. Brett, G. Mitchell Gault, and Frank W. Wingate as Class III directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Wingate and Mr. Raines will vote your proxy to elect Mr. Bailey, Mr. Brett, Mr. Gault, and Mr. Wingate. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Wingate and Mr. Raines will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, New Commerce Bank, with the exception of Frank W. Wingate, who became a director and our president and chief executive officer in October 2001:

         Richard W. Bailey, 68, Class III director, is the owner of Bayco Development Company, and has been involved in commercial real estate and development since 1986. He is a past member of the Golden Strip and Greenville advisory boards for BB&T.

         Timothy A. Brett, 48, Class III director, is the president of Brett Public Relations, Inc., a full service public relations company with offices in Greenville and Columbia, South Carolina which he founded in 1993. Mr. Brett previously served as director of Governmental Affairs and Community Relations for Michelin North America from 1987 until 1993. He was also a member of the South Carolina House of Representatives. After leaving the House of Representatives, he served in various positions under former Governor Carroll A. Campbell, Jr. Mr. Brett is a 1974 graduate of Newberry College. He continually serves his community through his involvement in a number of charitable organizations, including the Salvation Army, the YMCA, and the Blue Ridge Council Boy Scouts. He presently serves as a member of the Newberry College Board of Trustees.

         G. Mitchell Gault, 46, Class III director, is the president of Kent-Gault Manufactured Homes, a retailer of manufactured homes, a second generation retailer serving the "Upstate" of South Carolina since 1959 where he has served since 1977. Mr. Gault currently operates two sales centers in the "Golden Strip" area of Greenville County, South Carolina. Mr. Gault is also involved in the development of manufactured housing subdivisions, as well as owning and operating several manufactured housing rental communities in the Upstate. Mr. Gault graduated from the University of South Carolina in l977. He is a past president of the Fountain Inn Rotary Club. He has served on the board of Manufactured Housing Institute of South Carolina for ten years, including two terms as chairman of that association. He is member of the Golden Strip YMCA Board of Directors and is a life-long member of Trinity United Methodist Church of Fountain Inn.

         Frank W. Wingate, 41, Class III director, has been the president and chief executive officer of our company and our bank since October 1, 2001. He is a second-generation banker who has 18 years of experience in both retail and commercial banking. Mr. Wingate graduated with a B. S. degree in Financial Management from Clemson University in 1983 and completed the course of study at The Graduate School of Banking of the South at Louisiana State University in 1993. His banking career began in 1983 at The Citizens & Southern National Bank in Atlanta. Mr. Wingate served as the founding president and CEO of The Community Bank of Greenville, NA from 1996 until the bank's merger with Regions Bank of Greenville in 1998. He held the position of Executive Vice President-Retail Banking with Community Bank & Trust, Cornelia, Georgia from May 2000 until his return to Greenville. He is a graduate of Leadership Greenville, past member of the Board of Regents for Leadership Greenville, past treasurer and board member of Compass of Carolina and former member of Greenville East Rotary Club.

         Set forth below is also information about each of our other directors and each of our executive officers. Each director listed below is also an organizer and a director of New Commerce Bank.

         Barry K. Aughtry, 55, joined the bank in February 2002 as a senior vice president in commercial lending. He has 30 years of experience in both retail and commercial banking and was most recently employed as senior vice president and Piedmont Small Business Market Manager at Bank Of America. Mr. Aughtry received his B. S. degree in Industrial Management from Clemson University in 1968 and upon graduation entered the US Army, where he served as a Lieutenant. He is a Vietnam Veteran and a Bronze Star recipient. Prior to joining our bank, Mr. Aughtry spent his entire banking career with Bank Of America, where he served in various positions including branch manager, commercial loan officer, city executive and consumer banking manager. He currently serves on the finance committee at Mauldin United Methodist Church and is also a member of the Mauldin Rotary Club.

         Marshall J. Collins, Jr., 60, Class I director, is chairman of BI-LO, Inc. and president and chief executive officer of Ahold USA Support Services in Mauldin, South Carolina, where he served since September 1998. BI-LO, Inc. is a multi-state grocery store chain and is one of the largest employers in Greenville County, South Carolina. Mr. Collins was born and raised in Chicago, Illinois and is a graduate of St. Mary's College in Winona, Minnesota and the Advanced Management Program at Harvard Business School.

         Ralph S. Crawley, 67, Class II director, was co-founder and president of Carter and Crawley, Inc., a custom automated control systems supplier to industrial and utility clients since 1967. He previously was manager of control system manufacturing for Metal Products Corporation. Mr. Crawley graduated from Ruby High School in 1953 and attended Pierce College in Reseda, California. He has held several positions with RCA and TRW involving manufacturing and sales. Mr. Crawley is a member of the Mauldin Rotary Club, and past president and member of the Rotary Foundation Scholarship Committee. Mr. Crawley was a member of the Mauldin Library Committee and chairman of the Building and Grounds Committee of the new Greenville County branch library; past member of the Chamber of Commerce organizing board; past member of the NCNB (n/k/a NationsBank advisory board or board of directors), and a member of the Mauldin-Simpsonville advisory board. In 2001, Carter and Crawley, Inc. was sold to AZZ, Inc. of Fort Worth, Texas, and Mr. Crawley has since been the general manager of Carter and Crawley, Inc.

         Tommy D. Greer, 70, Class I director, is chairman emeritus of the Board of Catalina Marketing, where he has served since 1989. He has also served as president and chief executive officer of Catalina. Mr. Greer has 42 years of experience as one of the country's leading product marketers. Prior to joining Catalina, he took Texize Chemicals Company, a cleaning products manufacturer, from a small regional company to a nationally known marketer of such category leaders as Fantastic Spray Cleaner, Spray'n Wash, and Glass+Plus. Mr. Greer is a graduate of the Advanced Management Program at the Harvard School of Business.

         Bobby L. Johnson, 67, Class II director, develops light industrial, office, and warehouse properties. Mr. Johnson began to develop property in 1989, when he sold Carolina Material Handling, a business he operated for twenty years in the Golden Strip. Mr. Johnson is a member of Greer First Baptist Church in Greer and is a volunteer with Meals on Wheels. He previously served on the advisory board of Summit National Bank.

         Robert T. Kellett, 59, Class II director, an entrepreneur since 1965, owns and operates several businesses in the Golden Strip, including Tommy's Snack Bar, Kellett Fuel Oil, Kellett's Korner, Inc., and Kellett's Garbage, Inc. He is a native of Greenville County and he graduated from Hillcrest High School.

         Paula S. King, CPA, 41, is the senior vice president and chief financial officer of our company and our bank. Ms. King has 17 years of experience in the financial services industry and before joining us in 1999, was most recently employed as senior vice president and controller of Greenville National Bank in Greenville, South Carolina from 1992 until the bank's merger with Regions Bank in 1999. Prior to 1992, Ms. King was employed with Elliott, Davis, LLP, where she concentrated in bank auditing and was vice president of Shelter Mortgage and Investment Company. Ms. King received her B.A. degree in Accounting and Business Administration from Furman University in 1982 and is a member of the South Carolina Association of Certified Public Accountants and the American Institute of CPA's. She is a Greenville native and serves as vice-chairman on the Greenville United Way Allocations Panel, and on the South Carolina Bankers Association Asset/Liability Committee and is a volunteer teaching consultant for Junior Achievement of Greenville. Ms. King has announced her intention to resign from our company and our bank effective March 2002. We are actively searching for a replacement and expect to hire a new chief financial officer by the end of the second quarter.

         Dennis O. Raines, 48, Class II director, is the executive vice president of administration/operations for Southern Infrastructure, where he has served since 2001. An honor graduate of Limestone College, Mr. Raines holds a degree in business management. He was employed at Kemet Electronics for 26 years, serving in various management positions including manufacturing manager, human relations manager, and most recently business services manager. Mr. Raines served for six years as a member of the Mauldin City Council, where he was on the Recreation & Economic Development, Public Safety and the Finance & Policy committees. He is a former member of the Mauldin Library Task Force.

         Bradley J. Schneider, 39, is senior vice president in commercial lending for our bank. He has 16 years of experience in the financial services industry. He began his career with Wachovia Bank and Trust Company, and has had increasing sales and leadership positions in commercial and consumer banking. For six years he had served as a vice president for commercial lending in Mauldin and Greenville, with BB&T from 1996 until he joined New Commerce in 1999, and with Carolina First from 1990 to 1996. Mr. Schneider has a B.A. in Economics and Business Administration from Furman University and is a graduate of the Louisiana State University Graduate School of Banking. He serves in a volunteer capacity with Homeless Children International, Meals on Wheels, and the Appalachian Council of Governments and is a member of the Mauldin Kiwanis Club.


                Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

         The following table shows the cash compensation paid to certain of our officers for the years ended December 31, 1998 through 2001. None of our other executive officers received total annual compensation, including salary and bonus, in excess of $100,000 in 2001. Mr. Stewart resigned as our president on September 5, 2001. Mr. Wingate joined us as our new president and chief executive officer on October 1, 2001.


                           Summary Compensation Table
                                                                             Annual Compensation(1)
                                                              -----------------------------------------------------
                                                                                                    Other Annual
Name and Principal Position                           Year           Salary          Bonus          Compensation
---------------------------                           ----           ------          -----          ------------
Frank W. Wingate                                       2001      $ 30,000 (2)    $ 10,000               $  2,274(2)
     President and Chief Executive Officer
     of New Commerce BanCorp

Paula S. King                                         2001       $ 94,167        $ 19,388               $     -0-
     Senior Vice President and Chief                  2000       $ 89,167        $ 18,360               $     -0-
     Financial Officer of New Commerce                1999       $ 72,468        $     -0-              $     -0-
     BanCorp

James D. Stewart                                      2001       $103,333        $  3,000               $  6,822
     Former President and Chief Executive             2000       $ 99,663        $ 18,000               $  8,400
     Officer of New Commerce                          1999       $ 96,000        $ 10,000               $  7,600
     BanCorp

(1) Our executive officers also receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year shown did not exceed 10% of the officers' annual salary and bonus.
(2) Mr. Wingate's annualized salary is $120,000. The above salary and other annual compensation cover the period October 1, 2001 through December 31, 2001.


Option Grants In Last Fiscal Year

         Pursuant to the New Commerce BanCorp 1999 Stock Incentive Plan, approved by our board of directors and shareholders, we may grant options for up to 150,000 shares to our officers, directors, and employees. 3,000 additional options are added to the plan each year beginning January 1, 2000 and ending January 1, 2002 and 1,000 are added on January 1, 2003. The following table sets forth information concerning the grant of stock options to certain employees during the year ended December 31, 2001.

                     Number of    Percent of
                    Securities  Total Options   Exercise or
                    Underlying    Granted to     Base Price
                      Options    Employees in   (Dollars per     Expiration
                     Granted     Fiscal Year       Share)           Date
                    ----------  --------------   -----------     -----------
 Frank W. Wingate    50,000           95.2%         $6.60        10/02/11

Aggregated Option Exercises and Year-End Option Values

                                                                      Value of Unexercised
                           Number of Unexercised Securities          In-the-Money Options at
                         Underlying Options at Fiscal Year End         Fiscal Year End (1)
Name                          Exercisable/Unexercisable             Exercisable/Unexercisable
----                     --------------------------------------     --------------------------
Frank W. Wingate                      -0-/50,000                           $0/$70,000

Paula S. King                         4,500/8,000                             $0/$0

Bradley J. Schneider                  4,500/8,000                             $0/$0
---------------

(1) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($8.00) of the underlying common stock at (most recent date applicable), record date or 12/31. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.

Employment Agreements

         Frank W. Wingate. We expect to enter into an employment agreement with Mr. Wingate and we are currently negotiating the terms of the agreement. Under our stock option plan, we have granted Mr. Wingate options to purchase 50,000 shares of common stock, which equals 5% of the number of shares sold in our initial public offering. The options vest ratably over a five-year period, or immediately upon a change in control, and have a term of ten years. Additionally, Mr. Wingate participates in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy, reimbursement for travel and business expenses and club dues.

         We employed Mr. Wingate to replace James D. Stewart, who had served as our president and chief executive officer from our inception in 1999 until his resignation on September 5, 2001. As part of our separation agreement with Mr. Stewart, we continued his monthly salary for the earlier of five months or until Mr. Stewart obtained employment and his health insurance through February 28, 2002. Upon Mr. Stewart's resignation, his stock options expired. Mr. Stewart retains the ability to exercise 7,500 fully-vested warrants granted to the organizers of the bank.

         Paula S. King. We have also entered into an employment agreement with Paula S. King, a senior vice president and our chief financial officer for both our company and our bank. The term of the agreement ended February 22, 2002. The agreement called for Ms. King to receive a starting salary of $85,000 and to be eligible for a yearly bonus of up to 25% for meeting specified goals to be agreed each year. We granted Ms. King options to purchase 10,000 shares of common stock. These options vest over a period of five years or immediately upon a change in control, and will be exercisable for ten years. Additionally, Ms. King participates in our retirement, welfare, and other benefit programs and is entitled to reimbursement for her business travel expenses. We have also agreed to pay for all costs and expenses of maintaining her CPA designated professional memberships and continuing education associated with her CPA status.

         Ms. King's employment agreement also provides that following termination of her employment and for a period of six months thereafter Ms. King may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director of, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company which has one or more offices or branches within 10 miles of our main office or any branch, (b) solicit our customers for the purpose of providing financial services, or (c) solicit our employees for employment. These provisions do not apply after a change in control. If Ms. King terminates her employment for good reason or if Ms. King is terminated within one year following a change in control, she will be entitled to a severance payment equal to her then current monthly salary multiplied by 12, plus an amount equal to her prior year's bonus paid and any unpaid accrued bonus, and all outstanding options and incentives will vest immediately. If Ms. King's employment is terminated for any reason other than for cause, she will be entitled to 12 months' severance plus any bonus earned or accrued through the date of termination.

Director Compensation

         Neither the company nor the bank paid directors' fees during the last fiscal year.

         On January 12, 1999, we issued warrants to purchase 7,500 shares of common stock of the company to each director. Each of these warrants includes the following features:

         o   an exercise price of $10.00 per share,
         o   an exercise period of ten years,
         o   an exercise date of May 17, 1999,
         o a provision allowing the OCC or FDIC to require the warrant holder to exercise or forfeit the warrants if our bank's capital falls below the minimum regulatory requirements, and
         o   restrictions on transferability.

         On August 26, 1999, we issued options to purchase 2,500 shares of the common stock of the company to each director. Each of these options includes the following features:

         o   an exercise price of $10.00 per share,
         o   an exercise period of ten years,
         o a ratable vesting schedule over five years beginning on August 26, 2000.

Stock Options

         We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for participants to focus on our long-range objectives. We also believe that stock options help us attract and retain highly qualified personnel and to link their interests directly to our shareholders' interests. In 1999, we adopted a stock option plan covering 150,000 shares of common stock. As of March 11, 2002, there were options to acquire 113,000 shares outstanding under this plan, with a weighted average exercise price of $8.35 per share. Of the outstanding options, 21,500 are currently exercisable. In connection with his employment, we granted Mr. Wingate options to purchase 50,000 shares of common stock, exercisable at $6.60 per share. The options vest over five years and have a ten-year term.

                          Security Ownership of Certain
                        Beneficial Owners and Management
General

         The following table shows how much common stock in the company is owned by our directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 11, 2002.

                                                                                                    Percentage of
                                                 Number of Shares                                      Beneficial
       Name                                         Owned (1)         Rights to Acquire(2)           Ownership(3)
       ----                                         ---------       -------------------------     ---------------
       Barry K. Aughtry                                --                      --                        --
       Richard W. Bailey                             22,350                   8,500                     3.06%
       Timothy A. Brett                              15,500                   8,500                     2.38%
       Marshall J. Collins, Jr.                      18,500                   8,500                     2.68%
       Ralph S. Crawley                              25,000                   8,500                     3.32%
       G. Mitchell Gault                             15,100                   8,500                     2.34%
       Tommy D. Greer                                25,000                   8,500                     3.32%
       Bobby L. Johnson                              15,000                   8,500                     2.33%
       Robert T. Kellett                             10,880                   8,500                     1.92%
       Paula S. King                                   --                     4,500                        *
       David H. Matthews                             80,000                    --                       8.00%
       Dennis O. Raines                               6,500                   8,500                     1.49%
       Bradley J. Schneider                             500                   4,500                        *
       James D. Stewart                              63,965                   7,500                     7.09%
       Frank W. Wingate                               2,950                    --                          *

       Executive officers and directors as a        157,280                  85,000                    22.37%
       group (13 persons)

---------------------
*  Less than 1%

(1)      Includes shares for which the named person:
         o  has sole voting and investment power,
         o has shared voting and investment power with a spouse or other person, or
         o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

         Does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired within the next 60 days by exercising stock options or warrants but does not include any other stock options.

(3) Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

                Meetings and Committees of the Board of Directors

         During the year ended December 31, 2001, the board of directors of the company held two meetings and the board of directors of the bank held 12 meetings. All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

         The company's board of directors has appointed a number of committees, including an audit and compliance committee and a personnel committee. The audit committee is composed of Mssrs. Crawley, Gault, and Raines. Each of these members are considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The audit committee met two times in 2001.

         The audit committee has the responsibility of reviewing internal audit and compliance reports, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee has a written charter which was adopted on November 27, 2000. The charter outlines the committee's responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the board of directors.

                   Report of the Audit Committee of the Board

         The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts. The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and has discussed with the independent auditors the independent auditor's independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company's board of directors that the audited financial statements be included in the company's Annual Report and referenced on SEC Form 10-KSB for the fiscal year ended December 31, 2001 for filing with the SEC. The report of the audit committee is included herein at the direction of its members, Mssrs. Crawley, Gault, and Raines.

Audit Fees

         The aggregate fees billed for professional services rendered by the independent auditors during the company's 2001 fiscal year for review of the company's annual financial statements and those financial statements included in the company's quarterly reports filed on SEC Form 10-QSB totaled $3,400. The company estimates that the total fees of its annual financial statements for the year ended December 31, 2001 will be approximately $11,800.

Financial Information Systems Design and Implementation Fees

         We did not engage the independent auditors to provide, and the independent auditors did not bill for, professional services regarding financial information systems design and implementation during the year ended December 31, 2001.



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

All Other Fees

         The aggregate fees billed for non-audit services rendered by the independent auditors during the company's 2001 fiscal year totaled $9,326 for internal audit services, income tax return preparation, and employee benefit plan services.

Other Committees

         Our personnel committee is responsible for establishing the compensation plans for the company. Its duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met one time during the year ended December 31, 2001. The personnel committee is composed of Messrs. Brett, Collins, Greer, and Wingate.

         The company formed a nominating committee in January, 2001. This committee is composed of Messrs. Bailey, Collins, Gault, and Johnson. The nominating committee will consider nominees recommended by shareholders if the shareholders comply with the requirements to submit shareholder proposals for the 2003 Annual Meeting.

                 Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

         We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is the our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intends for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that they were filed in a timely fashion during 2001, with the exception of Messr. Bailey for whom we filed a late Form 5 for shares purchased in 2000 and inadvertently not reported, and for Messr. Kellett for whom we also filed a late Form 5 for shares purchased in 2000 and inadvertently not reported.

                              Independent Auditors

         We have selected the firm of Elliott Davis, LLP to serve as our independent auditors for the year ending December 31, 2002. We expect that a representative from this firm will be present and available to answer questions at the annual meeting and will have the opportunity to make a statement if he or she desires to do so.

        Shareholder Proposals for the 2003 Annual Meeting of Shareholders

         If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2003 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 20, 2002. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

March 20, 2002

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



                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                              NEW COMMERCE BANCORP
                          to be held on April 24, 2002


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby constitutes and appoints Frank W. Wingate and Dennis O. Raines, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of New Commerce BanCorp that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the New Commerce Bank Board Room, 501 New Commerce Court, Greenville, South Carolina, at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: "for" the election of the four identified Class III directors to serve on the board of directors for three-year terms.

1. PROPOSAL to elect the four identified Class III directors to serve for three-year terms.

         Richard W. Bailey
         Timothy A. Brett
         G. Mitchell Gault
         Frank W. Wingate

              |_|  FOR all nominees                |_|  WITHHOLD AUTHORITY
                   listed (except as marked to          to vote for all nominees
                   the contrary)

   (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).


--------------------------------------------------------------------------------

                           Dated: ____________________________, 2002


____________________________             ____________________________
Signature of Shareholder(s)              Signature of Shareholder(s)

____________________________             ____________________________
Please print name clearly                Please print name clearly


Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.



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